UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Lucas, Jr., William R.
   1000 Urban Center Drive, Suite 300
   Birmingham, AL  35242
   USA
2. Issuer Name and Ticker or Trading Symbol
   Birmingham Steel Corporation
   BIR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   February 11, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President - Administration & General Counsel
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Birmingham Steel Corporatio|      |    | |                  |   |           |                   |      |                           |
n                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock               |01/14/|    | |3,315             |A  |           |18,629             |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |02/11/|    | |4,675             |A  |           |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |500                |I     |Owned by Wife              |
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                           |02/11/|    | |4,675             |D  |           |0                  |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Restricted Stock           |01/14/|    | |3,315             |D  |           |0                  |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Restricted Stock - SAP 8/31|      |    | |                  |   |           |                   |      |                           |
/99                        |      |    | |                  |   |           |                   |      |                           |
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Held in 401(k) Plan - 6/30/|      |    | |                  |   |           |2,656.47           |I     |Held in Trust              |
99                         |      |    | |                  |   |           |                   |      |                           |
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DRIP - 8/1/98              |      |    | |                  |   |           |471                |D     |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Right to Buy          |        |     |    | |           |   |     |     |            |       |       |60,000      |D  |            |
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Stock Options         |        |     |    | |           |   |     |     |            |       |       |12,000      |D  |            |
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                      |        |     |    | |           |   |     |     |            |       |       |12,000      |D  |            |
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                      |        |     |    | |           |   |     |     |            |       |       |60,000      |D  |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
SIGNATURE OF REPORTING PERSON
**Catherine W. Pecher is the Reporting Agent
DATE
February 15, 2000